Exhibit FS-2.1


                       AGL RESOURCES INC. AND SUBSIDIARIES
                          UNAUDITED COMBINED CONDENSED
   STATEMENT OF CONSOLIDATED INCOME FOR THE TWELVE MONTHS ENDED JUNE 30, 2000
                                  (IN MILLIONS)


                                      AGL Resources                 VNG
                                      Twelve Months             Twelve Months
                                          Ended                     Ended
                                     June 30, 2000 (1)         June 30, 2000 (1)

Operating revenues                            $ 659.8              $ 214.4
Cost of sales                                   163.0                107.9
                                              --------             -------
     Operating margin                           496.8                106.5

Operation & Maintenance Expense                 362.4                 58.2
Depreciation and amortization                                         16.5
Taxes other than income taxes                                         10.7
                                                                   -------
   Operating Income                             134.4                 21.1

Other income (loss)                              49.1                 (0.2)

Interest expense                                 50.1                  9.3
Preferred stock dividends                         6.1                    -
                                              -------                    -

Pre tax income                                  127.3                 11.6

Income taxes                                     46.5                 (1.0)
                                              --------             --------

Net income                                     $ 80.8               $ 12.6
                                              ========             ========

(1) All twelve month ended June 30, 2000 amounts are derived by adding unaudited quarterly information together for the respective company.